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                                                                     EXHIBIT 4.2


                              CONSULTING AGREEMENT


         This Consulting Agreement (this "AGREEMENT"), is entered into as of November 22, 1995 by CALIDAD FOODS, INC. ("CALIDAD") and JOSEPH PATOSKIE ("PATOSKIE").

                                   AGREEMENTS

         1. DUTIES. Calidad agrees to hire Patoskie, and Patoskie agrees to serve Calidad as a consultant and advisor (and not as an employee) of Calidad. In such capacity, Patoskie shall perform such consulting services relating to Calidad's business as reasonably requested by Calidad. While performing his duties hereunder, Patoskie shall devote such time, efforts, skills and attention to the affairs of Calidad as are reasonably necessary to fulfill the requirements hereunder. The duties of Patoskie shall be performed at the offices of Calidad in Dallas County, Texas, or such other location reasonably suited to the performance of such services. Patoskie hereby acknowledges and agrees he has no authority to bind or act on behalf of Calidad, and Patoskie covenants and agrees he will not represent himself as having any such authority to any third party.

         2. TERM. The term of service under this Agreement shall be for a period commencing on the date hereof and ending on the fifth anniversary of such date (the "SERVICE PERIOD").

         3. COMPENSATION. As compensation for his services to Calidad under this Agreement, in whatever capacity or capacities rendered, and for the covenant not to compete set forth herein Calidad shall pay to Patoskie during the term of this Agreement a consulting fee ("ANNUAL COMPENSATION") at an annual rate of $70,000 per year, payable in monthly installments of $5,833.33, subject only to such withholdings or deductions as may be required by law. Patoskie (or Patoskie's estate) shall be paid the Annual Compensation if Patoskie dies or is incapacitated by accident, sickness or otherwise. The parties agree that $750 of each monthly installment of Annual Compensation shall be paid in consideration of the performance of consulting services hereunder and the balance of each such monthly installment shall be paid in consideration of the covenant not to compete contained herein. Calidad shall file a separate form 1099 with the Internal Revenue Service for that portion of the Annual Compensation allocated to the performance of consulting services and that portion allocated to the covenant not to compete.

         4. EFFECT OF TERMINATION ON COMPENSATION. Upon expiration of the Service Period, all compensation and benefits relating thereto to Patoskie hereunder shall terminate.

         5.      CONFIDENTIAL INFORMATION.

                 (a) CALIDAD INFORMATION. Patoskie acknowledges that Calidad's business is highly competitive and that Calidad's books, records and documents, Calidad's procurement procedures and pricing techniques, the names of and other information (such as credit and financial




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data) concerning Calidad's customers and business affiliates, and any such information relating to the assets acquired by Calidad from El Paco Foods, Inc. ("EL PACO") pursuant to the terms of the Asset Purchase Agreement between El Paco and Calidad of even date herewith, all comprise confidential business information and trade secrets of Calidad which are valuable, special, and unique assets of Calidad, which Calidad uses in its business to obtain a competitive advantage over Calidad's competitors which do not know or use this information. Patoskie further acknowledges that protection of Calidad's confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to Calidad in maintaining its competitive position. Accordingly, Patoskie hereby agrees that he will not, at any time during or after his service with Calidad, make any unauthorized disclosure of any confidential business information or trade secrets of Calidad, or make any use thereof, except for the benefit of, and on behalf of, Calidad. The foregoing shall not apply to any information that was generally available to the public on a nonconfidential basis prior to the date of this Agreement or was or becomes generally available to the public on a nonconfidential basis from a third party who is not bound to keep such information confidential.

                 (b) RETURN OF DOCUMENTS. All written materials, records and other documents made by, or coming into the possession of, Patoskie during the period of his service with Calidad which contain or disclose Calidad confidential business information or trade secrets shall be and remain the property of Calidad. Upon termination of Patoskie's service with Calidad, for any reason, he promptly shall deliver the same, and all copies thereof, to Calidad.

         6.      NON-COMPETITION.

                 (a) As part of the consideration for the compensation to be paid to Patoskie hereunder, and as an additional incentive for Calidad to enter into this Agreement, Patoskie hereby agrees that he will not, without the prior written consent of Calidad, at any time during his service with Calidad, or at any time following his service with Calidad prior to the first anniversary of the voluntary or involuntary termination of his service with Calidad provided such termination occurs prior to the expiration of the Service Period, directly or indirectly, for himself or for others, transact any business in any county or parish within the United States in which Calidad is then conducting business in any manner pertaining to suppliers or customers of Calidad or any affiliate which, in any manner, would have, or is likely to have, a material adverse effect upon Calidad or any affiliate of Calidad; or, induce any employee of Calidad or any affiliate to terminate his or her employment with Calidad or such affiliate.

                 (b) Patoskie understands that the foregoing restrictions may limit his ability to engage in a business similar to Calidad's business in counties and parishes in which Calidad is then doing business, but acknowledges that he is so imbued with Calidad's trade secrets and confidential information and that he will receive sufficiently high remuneration and other benefits from Calidad hereunder to justify such restriction.

                 (c) It is expressly understood and agreed that Calidad and Patoskie consider the restrictions contained in Section 6.(a) above to be reasonable and necessary for the purposes of preserving and protecting the goodwill and proprietary information of Calidad. Nevertheless, if any



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of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or over broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

         7. NOTICE. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when sent by telecopy or facsimile transaction or delivered or mailed, certified first-class mail, postage prepaid, return receipt requested, as follows (provided that notice of change of address shall be deemed given only when received):

        If to Calidad, to:        Sam Hillin
                                  Calidad Foods, Inc.
                                  1313 Avenue R
                                  Grand Prairie, Texas 75050
                                  Fax Number: 214-933-4120

        If to Patoskie, to:       Joseph Patoskie
                                  c/o El Paco Foods, Inc.
                                  2950 West Commerce
                                  Dallas, Texas 75212
                                  Fax Number: 214-638-0073

or to such other names or addresses as Calidad or Patoskie, as the case may be, shall designate by notice to the other in the manner specified in this Section 7.

         8. INDEPENDENT CONTRACTOR. In his capacity as a consultant for Calidad, Patoskie will act as an independent contractor, and will pay all income tax and social security requirements relating to the Annual Compensation and Calidad shall have no liability or obligations relating thereto.

         9. DEFAULT. Provided that Patoskie is not in default hereunder, if Calidad fails to pay 6 or more consecutive installments required hereunder within ten days after delivery of written notice thereof by Patoskie, then, at the option of Patoskie, all of the remaining unpaid installments provided for herein may be accelerated and be immediately due and payable in full.

         10. GOVERNING LAW. This Agreement shall be governed by and interpreted under the laws of the State of Texas, and, where applicable, the laws of the United States.

         11. CONTENTS OF AGREEMENT, AMENDMENT AND ASSIGNMENT. This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified or terminated except upon written amendment executed by Patoskie and Calidad. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that (a) the duties and responsibilities of Patoskie hereunder (but not the



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right to receive Annual Compensation) shall not be assignable in whole or in part by Patoskie without the prior written consent of Calidad; and (b) should Calidad sell its business to a third party (a "BUSINESS BUYER"), Calidad will require the Business Buyer to assume expressly the payment and performance of all of the obligations of Calidad hereunder, and such Business Buyer shall not have a negative net worth, as determined by Calidad using generally accepted accounting principles consistently applied, unless Patoskie consents thereto, which consent shall not be unreasonably withheld, delayed or conditioned.

         12. SEVERABILITY. If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.

         13. HEADINGS; REFERENCES. The headings of the Sections and paragraphs of this Agreement are inserted for convenience only and are not to be used to interpret or define the provisions of this Agreement. Any reference in this Agreement to a Section is deemed a reference to the applicable Section of this Agreement unless otherwise indicated.

         14. WAIVER. The waiver by either party of a breach of any term or provision of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provision or the breach of any other term or provision of this Agreement.

         15. ATTORNEY's FEES AND COSTS. In the event of a breach by any party to this Agreement and commencement of a subsequent legal action in a court of law or form of arbitration, the prevailing party in whose favor a final judgment is rendered in any such dispute shall be entitled to reimbursement of reasonable attorneys' fees and court costs, including but not limited to, the cost of expert witnesses, transportation, lodging, meal costs of the parties and witnesses, costs of transcript preparation and other reasonable and necessary direct and incidental costs of such dispute.

         16. ARBITRATION. Any controversy, dispute or claim of whatsoever nature arising out of, or in connection with or in relation to the interpretation, performance or breach of this Agreement, including any claim based on contract, tort or statute, shall be resolved by final and binding arbitration conducted in Dallas County, Texas, administered by and in accordance with the then existing rules of practice and procedure of Judicial Arbitration & Mediation Services, Inc. ("JAMS") and judgment upon any award rendered by the arbitrator may be entered in any state or federal court having jurisdiction thereof. The arbitrator shall determine which is the prevailing party and shall include the award of the costs and reasonable attorneys' fees of that party's attorneys. The arbitrator shall make such determination based on applicable Texas law. If JAMS is unable or legally precluded from administering the arbitration, then the American Arbitration Association ("AAA") shall serve and the rules of practice and procedure of the AAA will apply. All arbitration hearings shall be commenced within ninety (90) days after the demand for arbitration. Further, the arbitrator shall only upon a showing of cause, be permitted to extend the commencement of such hearing up to an additional sixty (60) days. This provision shall not be deemed to limit the right of either party to exercise self-help remedies or to obtain from a court provisional or ancillary remedies of any nature. Either party may exercise such self-help or obtain provisional or ancillary remedies



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before, during or after the pendency of any arbitration proceeding brought pursuant to this agreement. Neither the exercise of self-help remedies nor the institution of an action for provisional or ancillary remedies shall constitute a waiver of the right of the claimant in any such action to arbitrate the merits of the controversy or claim occasioning resort to such remedies.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.



                                                   CALIDAD:

                                                   CALIDAD FOODS, INC.



                                                   By:
                                                      -------------------------
                                                   Name:
                                                        -----------------------
                                                   Title:
                                                         ----------------------


                                                   PATOSKIE:


                                                   ----------------------------
                                                   JOSEPH PATOSKIE



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